Filed pursuant to Rule 433
CUSIP: 48245ABT7	Registration No. 333-156316
ISIN: US48245ABT79	(Relating to Prospectus Supplement dated January 7, 2009
and Prospectus dated December 23, 2008)
KFW US MTN
FINAL TERM SHEET
Dated February 20, 2009

Issuer: KfW	Title of Securities: U.S.$1,500,000,000 Floating Rate Notes due March 2, 2011

Aggregate Principal Amount: U.S.$1,500,000,000	Maturity Date: March 2, 2011

Original Issue Date: March 2, 2009	Initial Interest Rate: N/A

Interest Commencement Date: March 2, 2009	First Interest Payment Date: June 2, 2009

Final Redemption Price: 100%

Indexed Notes:
Details:	N/A
Type of Floating Rate Note:
☑	Regular Floating Rate
☐	Floating Rate/Fixed Rate
Fixed Rate Commencement Date:
☐	Fixed Rate/Floating Rate
Fixed Interest Rate:
Floating Rate Commencement Date:
☐	Inverse Floating Rate
☐	Other:
Interest Rate Basis/Bases:
☐	CD Rate
☐	CMT Rate:
☐	CMT (T7051 Page)
☐	CMT (T7052 Page)
☐	Commercial Paper Rate
☐	Federal Funds Rate
☑	LIBOR: USD-LIBOR-BBA
LIBOR Currency (if not U.S. dollars): N/A
LIBOR Reuters Screen Page (if not U.S. dollars): N/A
☐	Prime Rate
☐	Treasury Rate:
☐	Other:

Spread: Plus 0.275%	Maximum Interest Rate: N/A
Spread Multiplier: N/A	Minimum Interest Rate: N/A
Index Maturity: 3-months-USD-LIBOR

Interest Reset Period:

☐	daily	☐	weekly	☐	monthly
☑	quarterly	☐	semi-annually	☐	annually
Interest Reset Date(s):   Each Interest Payment Date
Interest Determination Date(s):  as provided in §3(C) of the Conditions
Interest Calculation Date(s):  as provided in §3(F)(1) of the Conditions
Calculation Agent:
☑	Deutsche Bank Trust Company Americas
☐	Other:
Interest Payment Date(s):  unless otherwise specified, the 2nd day of the following
(subject to §3(E) in the Conditions)
☐ Each of the 12 calendar months in each year
☐ Each March, June, September and December in each year:
☐ Each of the following two calendar months in each year:
☑ The following calendar month in each year: March, June, September and December, including the Maturity Date

Redemption:	☐	Yes	☑	No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions):
Minimum Redemption Notice Period:
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed):

Repayment:	☐	Yes	☑	No
Repayment Date(s):

Minimum Repayment Notice Period:

Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency:  U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium: U.S. dollars
Payments of interest: U.S. dollars
Authorized Denomination: U.S.$1,000
Exchange Rate Agent: N/A

Original Issue Discount Note (“OID”):	☐	Yes	☑	No
Total Amount of OID: N/A
Yield to Maturity: N/A
Initial Accrual Period OID: N/A
Other Terms of Notes:
N/A
Price to Public: 100%, plus accrued interest, if any, from March 2, 2009
Dealers: Goldman Sachs International and Morgan Stanley & Co. Incorporated, which have agreed to purchase, as principals, a principal amount of U.S.$750,000,000 of the Notes each
      Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling Goldman Sachs International toll-free at 1-866-471-2526 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.
Prospectus Supplement and Prospectus

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